                                                                     EXHIBIT 2.3
                                                                  CONFORMED COPY



______________________________________________________________________________



                               NCRIC GROUP, INC.

                                      AND

                        EMPLOYEE BENEFIT SERVICES, INC.


                        _______________________________

                              PURCHASE AGREEMENT
                                     EBSI
                        _______________________________

                               DECEMBER 20, 1998


______________________________________________________________________________

                               TABLE OF CONTENTS

Section 1     Purchase and Sale of Assets..................................    1

Section 2     Purchase Price...............................................    1

Section 3     EBSI's Representations and Warranties........................    1

Section 4     Buyer's Representations and Warranties.......................   11

Section 5     Additional Obligations of EBSI...............................   12

Section 6     Additional Obligations of Buyer..............................   13

Section 7     Conditions to EBSI's Obligation to Close.....................   13

Section 8     Conditions to EBSI's Obligation to Close.....................   15

Section 9     Closing and Post-Closing Obligations.........................   16

Section 10    Survival of Representations and Warranties; Indemnification..   16

Section 11    Arbitration..................................................   18

Section 12    Miscellaneous................................................   19

Section 13    Default......................................................   21

Section 14    Termination..................................................   22


                                   EXHIBITS


A         Opinion of EBSI's Counsel

B         Opinion of Buyer's Counsel

                                   SCHEDULES


2(c)      Share Ownership

3(f)      Liabilities and Obligations Not Disclosed in the Financial Statements

3(h)      Certain Events After September 30, 1998

3(k)      Income Tax Returns

3(l)      List of Certain Contracts

3(m)      Leases

3(n)      Directors and Officers; Banks

3(q)      Litigation and Similar Matters

3(r)      List of Licenses

3(u)      List of Trademarks and Service Marks

3(w)      Contributions

3(y)      List of Insurance

                              PURCHASE AGREEMENT


     This Agreement is entered into as of December 20, 1998, by and between NCRIC Group, Inc., a District of Columbia corporation ("Buyer"), and Employee Benefit Services, Inc., a Virginia corporation ("EBSI").

     WHEREAS, Buyer desires to purchase all of the tangible and intangible assets of EBSI (the "Assets"), subject to its liabilities, and EBSI desire to sell the Assets, subject to its liabilities, on the terms and conditions set forth below; and

     WHEREAS, the stockholders of EBSI are today entering into a Purchase Agreement with Buyer (the "Other Agreement");

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     Section 1.     Purchase and Sale of Assets
                    ---------------------------
     At the closing of the purchase and sale contemplated by this Agreement ("Closing"), EBSI shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from EBSI, the Assets, subject to its liabilities.

     Section 2.     Purchase Price
                    --------------
     The purchase price payable by Buyer at the Closing is set forth in Section 2 of the Other Agreement.

     Section 3.     EBSI's Representations and Warranties
                    -------------------------------------
     EBSI severally, represents, warrants and agrees as follows:

     (a) Corporation.  EBSI is a corporation duly organized, validly existing
         -----------
and in good standing under the laws of Virginia, has the corporate power to own all of its assets and to carry on its business as presently conducted and is duly qualified to do business as a foreign corporation in every jurisdiction where such qualification is required for the conduct of EBSI's business as being presently conducted. All corporate actions required of EBSI with respect to the conduct of its business as being presented conducted have been taken; all reports and returns required to be filed by EBSI with the jurisdictions in which they are organized or qualified to do business have been filed. EBSI is not a shareholder of, and does not have any equity investments in, or control of, any corporation, partnership or other entity. EBSI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     (b) Validity of Agreement.  This Agreement constitutes the valid and
         ---------------------
binding obligation of EBSI, enforceable in accordance with its terms, subject to laws of general application affecting creditors' rights and general principles of equity.

     (c) Capital Structure.  There are 1,500 shares of common stock of EBSI
         -----------------
authorized (par value $1.00 per share), 277 of which are issued and outstanding. The amounts of shares of common stock owned by EBSI's stockholders are accurately set forth in Schedule 2(c). There are no outstanding rights, warrants, convertible securities or other agreements requiring or contemplating the issuance of any shares by EBSI. All of the outstanding shares of EBSI are duly issued, fully paid and nonassessable. None of the outstanding shares of EBSI were issued in violation of any preemptive rights of any stockholders of EBSI.

     (d) Title to and Transfer of Assets.  EBSI owns the Assets beneficially and
         -------------------------------
of record, free and clear of all liens, restrictions, encumbrances, charges and adverse claims. EBSI has the full power, capacity and authority validly to sell, assign, transfer and deliver the Assets to Buyer and the transfer pursuant to this Agreement will vest in Buyer good and marketable title to the Assets, free and clear of all liens, restrictions, encumbrances, charges and adverse claims. There are no agreements with respect to the voting or transfer of any shares of EBSI or otherwise relating to EBSI (other than Exhibit B to the Other Agreement).

     (e)  Intentionally Omitted.
          ---------------------

     (f)  Undisclosed Liabilities.  Except for liabilities and obligations
          -----------------------
disclosed in the Financial Statements (as defined in the Other Agreement) or described in Schedule 3(f) or trade accounts, payable, EBSI did not have on September 30, 1998 any liabilities or obligations in excess of $50,000 of any nature, whether absolute, accrued, contingent or otherwise (including, but not limited to, liability for federal, state or local income, withholding, unemployment, FICA, excise, property, franchise, sales, use, gross receipts or other taxes, whether due or to become due, and liability for accumulated vacation time, promised bonus money, unfunded pension or profit-sharing plan liabilities or other compensation benefits).

     (g)  Intentionally Omitted.
          ---------------------

     (h)  Conduct of Business.  Except as specifically disclosed in Schedule
          -------------------
3(h), since September 30, 1998, EBSI has not:

          (1) incurred or agreed to incur any substantial obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, except current liabilities incurred in the ordinary course of business pursuant to the business practices followed prior to September 30, 1998;

          (2) borrowed, or agreed to borrow, any funds;

          (3) mortgaged, pledged or subjected to lien, charge or any other encumbrance any assets, tangible or intangible, or agreed to do so;

          (4) sold or transferred, or agreed to sell or transfer, any of its assets;

          (5) suffered any adverse change in EBSI's condition (financial or otherwise), assets, liabilities, business or prospects, or any damage from fire (whether or not covered by insurance);

          (6) entered into any transaction other than in the ordinary course of business;

          (7) made, or agreed to make, any increase in the salaries, wages or benefits payable or to become payable, to any employee;

          (8) made, or agreed to make, any accrual or arrangement for or payment of a bonus;

          (9) directly or indirectly paid or made a commitment to pay any severance or termination pay to any officer or employee;

          (10) through negotiations or otherwise, made or continued any commitment or incurred any liability to any labor union;

          (11) made or permitted any amendment or termination of any lease or contract, agreement or license to which it is a party;

          (12) introduced any new method of accounting in respect of its business; or

          (13) made any capital expenditures in excess of $50,000 or entered into commitments therefor.

     (i) Title to Certain Properties.  Except for leased, furniture, fixtures
         ---------------------------
and equipment, EBSI has good and marketable title to its automobiles, trucks, furnishings, fixtures and equipment and all tools used in the maintenance, operation and repair of its equipment, free and clear of all liens or encumbrances, security interests and adverse claims, except for liens for property taxes not yet due and payable.

     (j) Properties.  All leasehold improvements and equipment currently used by
         ----------
EBSI are in good condition, reasonable wear and tear excepted. EBSI does do not know of any pending or threatened change of any ordinance, regulation or zoning or other law that would, if adopted, prevent EBSI from using its leased premises or any of its leasehold improvements and equipment, in their current condition, in the operation of its business, and there is no pending or threatened condemnation of any such property.

     (k) Taxes.  EBSI has duly and on a timely basis filed all required federal,
         -----
state and local income, withholding, unemployment, FICA, excise, property, franchise, gross receipts, and other tax returns, and has paid all taxes due. The provision for taxes in the Financial Statements is sufficient for the payment of all taxes, for the periods reported therein and all periods prior thereto. All potential liabilities for taxes are provided for in the Financial Statements for the periods reported therein and any prior periods. The Internal Revenue Service has not examined any federal income tax returns of EBSI. No revenue authority has notified EBSI that it is examining any tax return filed by EBSI. There are no outstanding waivers which would extend the period of limitations on the assessment or collection of any tax liabilities of EBSI.
EBSI has not filed a consent under Section 341(f) of the Internal Revenue Code. EBSI is a not "collapsible corporation," as defined in Section 341(b) of the Internal Revenue Code. True copies of EBSI's federal, state and local income tax returns for the three years ended on December 31, 1997 are attached as
Schedule 3(k).

     (l) Contracts.  Except as set forth in Schedule 3(1), EBSI is not is a
         ---------
party to, and none of its assets are subject to:

          (1) any employment contract or arrangement, written or oral, with any of its officers or directors, or with any of its employees, consultants, advisors or agents, other than arrangements terminable at will;

          (2) any pension, profit-sharing, bonus, deferred compensation, retirement, stock option, stock purchase, hospitalization insurance or other benefit plan in effect with respect to employees or others ("Plan");

          (3) any contract or arrangement restricting the freedom to compete in any line of business, or with any individual or entity, or in any area of the world;
          (4) any contract with a labor union, or any agreement that contains any severance or termination pay liabilities;

          (5) any power of attorney in favor of any other individual or entity, for any purpose.

          (6) any joint venture contract or arrangement, or any other agreement involving a sharing of profits;

          (7)  any lease of personal property;

          (8) any contract providing for the purchase of equipment, materials, supplies or other personal property or any real property;

          (9) any license or franchise agreement, either as licensor or licensee, or as franchiser or franchisee; or

          (10) any other agreement or instrument creating any obligations in the amount of $50,000 or more of EBSI after the Closing.

     (m) Leases.  Schedule 3(m) includes true and complete copies of all leases
         ------
for the real estate to which EBSI is a party ("Leases"). The Leases are unmodified and in full force and effect. The tenants under the Leases have not entered into any sublease, concession, license or other agreement relating to the subject premises. All rent and other payments due under the Leases have been paid.

     (n) Directors, Officers and Banks.  Schedule 3(n) sets forth the names of
         -----------------------------
all directors and officers of EBSI, and all banks in which EBSI has accounts or safe deposit boxes (with the names of the persons who are authorized to draw thereon or have access thereto).

     (o) Prepayment of Indebtedness.  All indebtedness of EBSI for borrowed
         --------------------------
money may be prepaid at any time without penalty..

     (p) No Breach of Law or Contract.  The execution, delivery and performance
         ----------------------------
of this Agreement by EBSI do not (1) breach any statute or regulation of any governmental authority or conflict with or result in a breach of or default under any of the provisions of EBSI's articles of incorporation or bylaws or any order, writ, injunction or decree to which EBSI is a party, or by which or EBSI or its assets is or may be bound, or (2) conflict with or result in a breach of or default under any agreement or other instrument to which EBSI is a party, or by which EBSI or its assets are or may be bound.

     (q) No Litigation or Adverse Events.  Except as set forth in Schedule 3(q),
         -------------------------------
there are no investigations known to EBSI, nor any actions, suits, proceedings or claims pending or threatened in writing against or affecting EBSI or its properties or business, nor has any such investigation, action, suit, proceeding or claim been pending during the twelve-month period preceding the date of this Agreement, and EBSI does not know of any basis or grounds for any such investigation, action, suit, proceeding or claim. EBSI is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

     (r) Compliance with Laws.  In connection with the conduct of its business,
         --------------------
EBSI has complied, in all material respects, with all applicable laws, ordinances, rules and regulations, and EBSI has not been informed of an alleged violation of such laws, ordinances, rules or regulations. EBSI holds, directly or indirectly, all licenses, permits and franchises ("licenses") from appropriate governmental authorities, which licenses are listed in Schedule 3(r), necessary to permit its business to be conducted in accordance with all applicable requirements.

     (s) Governmental Approvals.  EBSI is not required to submit any notice,
         ----------------------
report or other filing with any governmental authority, and no approval or authorization of any governmental authority is required in connection with the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement.

     (t) No Defaults in Contracts.  EBSI is not in default in obligations under
         ------------------------
any lease or agreement to which it is a party, and, to the knowledge of EBSI, no event exists which, with notice or passage of time, would become such an event of default. All such leases and agreements are in full force and effect.

     (u) Intellectual Property.  EBSI has the right to use, free and clear of
         ---------------------
claims or rights of others, all trademarks and service marks which it uses in connection with its business, all of which are listed on Schedule 3(u). EBSI has not licensed or otherwise granted to any person or entity any right or interest in any such trademarks or service marks. In order to conduct its business, EBSI does not require rights under any patents. No person has asserted or currently maintains any claim and, to EBSI's knowledge, no person has a valid basis for claiming, that EBSI's business violates or has violated any patent, noncompetition, confidentiality, trademark, service mark, copyright or other right.

     (v) Year 2000 Compliance.  EBSI (1) has initiated a reasonable review and
         --------------------
assessment of all areas of its business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by EBSI, its suppliers, third-party payors and vendors, may be unable to recognize and perform properly date-sensitive functions involving dates subsequent to December 31, 1999), and (2) is using reasonable efforts so that its computer applications will on a timely basis be able to perform properly date-sensitive functions for all dates subsequent to December 31, 1999.

     (w) ERISA and Employee Matters.  To EBSI's knowledge, EBSI is in compliance
         --------------------------
with the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"). EBSI does not maintain or contribute to any "pension plan" (as defined in ERISA) which is subject to Title IV of ERISA. All employee pension benefit plans, as described in Section 3(2) of ERISA, which are intended to constitute qualified retirement plans under Section 401(a) of the Internal Revenue Code do in fact so qualify under Section 401(a) of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975(c) of the Internal Revenue Code, has occurred with respect to any employee pension benefit plan maintained by EBSI. Any Plan which requires funding is fully funded, except for contributions, set forth in Schedule 3(w), for the current or prior plan years for which the contribution due date has not yet occurred.

     (x) Labor Relations.  There is (1) no unfair labor practice complaint
         ---------------
pending or threatened in writing against EBSI before the National Labor Relations Board or other governmental or regulatory authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened in writing against EBSI and, to EBSI's knowledge, no reasonable basis for an unfair labor practice finding against EBSI, (2) to the knowledge of EBSI no effort by a labor union to become recognized as the collective bargaining agent of EBSI's employees and (3) no labor trouble (for example, strikes, labor stoppages or other acts involving groups of employees) involving EBSI known to EBSI, nor any dispute, grievance, controversy or strike pending against EBSI.

     (y) Insurance.  EBSI maintains the insurance described on the attached
         ---------
Schedule 3(y) and such insurance is in full force and effect.

     (z) Guaranties.  EBSI is not a guarantor or otherwise liable for any
         ----------
obligation to any other individual or entity, except in connection with endorsement of checks and other instruments in the ordinary course of business.

     (aa) Books and Records.  The books of account and other financial records
          -----------------
of EBSI are true, complete and correct, and accurately reflect the assets and liabilities of EBSI. The minute books and other records of EBSI contain accurate records of all meetings and accurately reflect all material actions of the shareholders and directors and any committees of the Board of Directors of EBSI.

     (bb) Disclosure.  No representation or warranty of EBSI in this Agreement,
          ----------
or any written information, statement or certificate furnished by or on behalf of EBSI to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading. All copies of contracts and other documents delivered by EBSI in connection with the transactions contemplated hereby are complete and accurate, and have not been amended or modified by any oral agreements.

     (cc) Brokers' Fees.  No broker or finder has, as a representative of  EBSI,
          -------------
been employed by EBSI in connection with this Agreement or the transactions contemplated by this Agreement.

     Section 4.     Buyer's Representations and Warranties
                    --------------------------------------
     Buyer represents and warrants to EBSI as follows:

     (a) Corporate.  Buyer is a corporation duly organized, validly existing and
         ---------
in good standing under the laws of the District of Columbia and has the power to own all of its assets and to carry on its business as presently conducted and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     (b) Validity of Agreement.  This Agreement constitutes the valid and
         ---------------------
binding obligation of Buyer, enforceable in accordance with its terms, subject to laws of general application affecting creditors' rights and general principles of equity.

     (c) No Breach of Law or Contract.  The execution, delivery and performance
         ----------------------------
of this Agreement by Buyer do not breach any statute, law, or regulation of any governmental authority or conflict with or result in a breach of or default under any of the provisions of Buyer's certificate of incorporation or bylaws or any order, writ, injunction or decree, or any contract, agreement, instrument or other document to which Buyer is a party or by which it or its property is otherwise bound.

     (d) Brokers' Fees.  Except for Sandler, O'Neill & Partners, L.P., no broker
         -------------
or finder has, as a representative of Buyer, been employed by Buyer in connection with this Agreement or the transactions contemplated by this Agreement.

     (e) Authority.  The execution, delivery and performance of this Agreement
         ---------
and the consummation of the transactions contemplated herein by Buyer have been duly authorized by all necessary corporate action.

     (f) Approvals.  Buyer has obtained all regulatory and other approvals, if
         ---------
any, needed to consummate the transactions contemplated in this Agreement.

     (g) Transfer of Assets.  At the Closing, Buyer shall cause all of the
         ------------------
Assets to be transferred to HealthCare Consulting, Inc.

     Section 5.     Additional Obligations of EBSI
                    ------------------------------
     At or before the Closing, EBSI shall cause or accomplish the following:

     (a) Conduct of Business.  EBSI shall conduct its business only in the
         -------------------
ordinary course and to enter into no contract or other transaction other than in the ordinary course, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. EBSI shall not enter into any material contract without in all such cases the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

     (b) Mergers, etc.  Without Buyer's prior written consent, EBSI will not
         ------------
merge or consolidate with any other entity, sell or lease a substantial portion of its assets, acquire all or substantially all of the stock or business or assets of any other individual or entity, liquidate, dissolve or agree to do any of the foregoing.

     (c) Conditions Precedent.  EBSI shall use reasonable efforts to take all
         --------------------
actions necessary to satisfy prior to or at the Closing all of the conditions to the obligations of Buyer set forth in Section 7.

     (d) Access.  Between the date of this Agreement and the Closing, EBSI shall
         ------
afford to Buyer and its representatives full access, during reasonable business hours, to all assets, properties, books, records, leases, agreements and commitments of EBSI and furnish representatives of Buyer during such period with all information concerning their affairs and their value, as Buyer may reasonably request.

     (e) Amendment of Governing Instruments.  Without Buyer's prior written
         ----------------------------------
consent, EBSI shall not amend its articles of incorporation or bylaws.

     (f) Indebtedness.  EBSI shall have no indebtedness for money borrowed on
         ------------
the date of the Closing; provided that this prohibition shall not apply to trade accounts payable incurred in the ordinary course of business.

     Section 6.     Additional Obligations of Buyer
                    -------------------------------
     At or before the Closing, Buyer shall accomplish the following:

     (a) Conditions Precedent.  Buyer shall use reasonable efforts to take all
         --------------------
actions necessary to satisfy prior to or at the Closing all of the conditions to the obligations of EBSI set forth in Section 8.

     Section 7.     Conditions to Buyer's Obligation to Close
                    -----------------------------------------

     The obligation of Buyer to close hereunder shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by Buyer:

     (a) Representations and Warranties True at Closing.  The representations
         ----------------------------------------------
and warranties made by EBSI in this Agreement (and every statement delivered by EBSI in connection herewith) shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties (and statements) had been made or given on and as of the Closing, and the stockholders of EBSI shall have executed and delivered to Buyer a certificate, dated the date of the Closing, to the foregoing effect.

     (b) Compliance with Agreement.  EBSI shall have performed and complied with
         -------------------------
all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing, and the stockholders of EBSI shall have executed and delivered to Buyer a certificate, dated the date of the Closing, to the foregoing effect.

     (c) Instruments.  Buyer shall have received bills of sale, assignments and
         -----------
other instruments of transfer, in form satisfactory to Buyer.

     (d) Books and Records.  Buyer shall have received unlimited access to all
         -----------------
of EBSI's records, books, papers, leases and agreements, including without limitation accounting books and records, minute books, stock certificate books, stock ledgers, articles of incorporation, bylaws and a list of all employees of EBSI and their current compensation levels.

     (e) Opinion of Counsel.  Buyer shall have received from Mezzullo &
         ------------------
McCandlish, a Professional Corporation, counsel for EBSI, an opinion dated the date of the Closing, addressed to Buyer, the form of which is attached as Exhibit A.

     (f) Material Adverse Change.  Since September 30, 1998, EBSI shall not have
         -----------------------
suffered a material adverse change in its condition (financial or otherwise), assets, liabilities, business or prospects.

     (g) Inter-Company Loans.  On the date of the Closing, there shall be no
         -------------------
indebtedness or obligation of EBSI to its stockholders and entities they own or control and no indebtedness or obligation of such stockholders and entities to EBSI.

     (h) HCI and HCIV.  The closing under this Agreement shall take place
         ------------
simultaneously with the closing under the Other Agreement.

     (i) Litigation Affecting Closing.  No judicial or governmental order or
         ----------------------------
decree shall have been issued or entered which would be violated by the consummation of the transactions contemplated in this Agreement.

     Section 8.     Conditions to EBSI's Obligation to Close
                    ----------------------------------------
     The obligation of EBSI to close hereunder shall be subject to the satisfaction of the following conditions prior to or at the Closing, unless waived by EBSI:

     (a) Representations and Warranties True at Closing.  The representations
         ----------------------------------------------
and warranties made by Buyer in this Agreement shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made or given on and as of the Closing, and an officer of Buyer shall have executed and delivered to EBSI a certificate, dated the date of the Closing, to the foregoing effect.

     (b) Compliance with Agreement.  Buyer shall have performed and complied
         -------------------------
with all its obligations under this Agreement which are to be performed or complied with by it prior to or at the

Closing, and an officer of Buyer shall have executed and delivered to EBSI a certificate, dated the date of the Closing, to the foregoing effect.

     (c) Opinion of Counsel.  EBSI shall have received from Arent Fox Kintner
         ------------------
Plotkin & Kahn, PLLC, counsel for Buyer, an opinion dated the date of the Closing, addressed to EBSI, the form of which is attached as Exhibit C.

     (d) Litigation Affecting Closing.  No judicial or government order or
         ----------------------------
decree shall have been issued or entered which would be violated by the consummation of the transactions contemplated in this Agreement.

     Section 9.     Closing and Post-Closing Obligations
                    ------------------------------------

     (a) Closing.  The Closing shall be held at 11:00 a.m. at the offices of
         -------
Arent Fox Kintner Plotkin & Kahn, PLLC, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036-5339, on January 4, 1999, or at such other place, date, or time as may be fixed by mutual agreement of the parties (the "Closing Date").

     (b) Further Assurances.  After the Closing, EBSI, at the request of Buyer,
         ------------------
shall furnish, execute and deliver such documents, instruments, certificates, notices or other assurances as Buyer shall reasonably request as necessary or desirable to effect complete consummation of this Agreement. EBSI shall pay all expenses incurred by it in connection with such actions.

     (c) Dissolution.  As soon as practicable after the Closing, EBSI shall be
         -----------
dissolved and liquidated.

     Section 10.    Survival of Representations and Warranties; Indemnification
                    -----------------------------------------------------------

     (a) Survival.  Notwithstanding any investigation conducted by any party,
         --------
the representations and warranties made in Sections 3 and 4 of this Agreement shall survive until the second anniversary of the Closing Date, except that the representations and warranties made under Section 3(k) shall survive without time limitation. All covenants which by their nature are to be performed after the Closing Date shall survive the Closing.

     (b) Indemnification of Buyer.  (1) EBSI  agrees to indemnify and hold
         ------------------------
harmless Buyer against and in respect of (i) any Loss (defined below) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of EBSI under this Agreement or from any misrepresentation or omission in any document delivered to Buyer in connection with this Agreement, and (ii) any Loss resulting from the matters described in
Schedule 3(q). The term "Loss" means any loss damage, claim, cost and expense, of any nature whatsoever (including without limitation reasonable attorneys' fees) incurred by EBSI or Buyer and the costs of all actions, suits, proceedings, demands, assessments, judgments and expenses (including reasonable attorneys' fees) incident thereto.

     (2) Notwithstanding any other provisions of this Agreement, Buyer shall not be entitled to make any claim against EBSI for any Loss arising in connection with any alleged misrepresentation or breach of warranty unless notice of such claim shall have been given to EBSI in accordance with Section 12(g) below on or prior to the survivability expiration date for a given representation or warranty as set forth in Section 10(a) above.

     (3) Notwithstanding any other provision of this Agreement, EBSI shall not be liable to indemnify Buyer for claims as to losses until the aggregate amount of such Losses exceeds $37,500 (the "Indemnification Threshold"), except for claims based on Sections 3(k) and 3(q) for which there shall be no requirement that the Indemnification Threshold be met. Once Buyer has incurred Losses totaling the amount of the Indemnification Threshold, EBSI shall be liable to indemnify Buyer only for the amount of Losses in excess of the Indemnification Threshold.

     (4) Notwithstanding any other provision of this Agreement, the aggregate indemnification liability for EBSI under this Section 10 shall not exceed $1,500,000 .

     (5) No indemnification shall be required under this Section 10 with respect to any Loss (i) to the extent any such Loss is reimbursed to Buyer by insurance or any third-party, or (ii) to the extent of any net tax savings (taking into account the tax affect of any indemnification payment received by Buyer) realized by Buyer with respect thereto.

     (c) Indemnification of EBSI.  Buyer agrees to indemnify and hold harmless
         -----------------------
EBSI against and in respect of (1) any loss, damage, claim, cost and expense of any nature whatsoever (including, without limitation, reasonable attorneys' fees) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement, and (2) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys' fees) incident to the foregoing.

     Section 11.    Arbitration
                    -----------
     (a) In the event the parties are unable to resolve a controversy under this Agreement, the parties agree to submit the matter to binding arbitration under the rules of the American Arbitration Association, but not using the American Arbitration Association, unless the parties mutually agree to do so. One arbiter shall be chosen by Buyer and one by EBSI before commencement of arbitration. The two arbiters shall choose a third arbiter. The decision of the first two arbiters shall be final and binding upon both parties; however, if those arbiters fail to agree, the third arbiter shall participate and the decision of the majority shall be final and binding. The parties expressly covenant and agree to be bound by the decisions of the arbiters and accept any decision by a majority of the arbiters as a final determination of the matter in dispute. In connection with the foregoing, the parties hereby waive any right to an appeal or to commence any de novo action with respect to the final determination. All arbiters chosen pursuant to this Section 11(a) shall have substantial experience in the healthcare field and shall have demonstrated knowledge concerning the types of issues involved.

     (b) Each party shall bear its own expenses, including legal, accounting and expert fees in connection with the arbitration except that Buyer and EBSI shall each pay 50% of the expenses of the arbiters.

     (c) Any such arbitration shall take place in Washington, D.C., unless some other location is mutually agreed upon by the parties
 .
     Section 12.    Miscellaneous
                    -------------
     (a) Governing Law.  This Agreement shall be governed by the substantive
         -------------
laws of the District of Columbia without regard to the conflicts of law provisions thereof..

     (b) Entire Agreement.  This Agreement embodies the entire agreement and
         ----------------
understanding of the parties hereto in respect of the subject matter hereof.

     (c) Amendment.  This Agreement may be amended only in a writing signed by
         ---------
all of the parties.

     (d) Waiver.  No waiver shall be effective against a party unless it is in
         ------
writing signed by that party.

     (e) Counterparts.  This Agreement may be executed in two or more
         ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (f) Successors and Assigns.  This Agreement shall inure to the benefit of
         ----------------------
and be binding upon the parties hereto, their heirs and successors and permitted assigns. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto; provided that, prior to the Closing, this Agreement may be assigned by Buyer to NCRIC MSO, Inc., a Delaware corporation, in Buyer's sole discretion and without the consent of EBSI. If Buyer assigns this Agreement to NCRIC MSO, Inc., Buyer shall remain liable for its obligations under this Agreement and the representations and warranties under Section 4 above shall be deemed to have been made by both Buyer and NCRIC MSO, Inc. with respect to each of such companies.

     (g) Notices.  Any notice or other communication required or permitted to be
         -------
given hereunder shall be deemed to have been properly given if mailed by certified mail, postage prepaid, addressed as follows (or to such other addresses as the parties may specify by due notice to the others):

                    Buyer: NCRIC GROUP, INC.
                           1115 30th Street, N.W.
                           Washington, D.C.  20007
                           Attn:   R. Ray Pate, Jr.

                    EBSI:  Employee Benefit Services, Inc.
                           1928 Thompson Drive
                           Lynchburg, VA 24501-1068

     (h) Expenses.  Each party shall bear his or its own expenses in connection
         --------
with this Agreement and the transactions contemplated by this Agreement; provided that EBSI shall bear one-half of the cost of the audit of EBSI, as of June 30, 1998, performed by Deloitte & Touche LLP and the other half shall be borne by Buyer.

     (i) Headings.  The headings in this Agreement are intended solely for
         --------
convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     (j) Separability.  The invalidity or un enforceability of any provision of
         ------------
this Agreement shall not impair the validity or enforceability of any other provision.

     Section 13.   Default
                   -------
     (a) If, for any reason, other than the termination of this Agreement pursuant to Section 14(a) below or the failure of EBSI to comply with its obligations under this Agreement, Buyer shall fail or refuse to purchase the Assets or to consummate the transactions described in this Agreement, when obligated to do so under this Agreement, prior to or on the Closing Date, such failure or refusal shall constitute a default by Buyer under this Agreement, and without limiting any right of Sellers to pursue any and all available remedies for such default, Buyer shall pay to Seller the total sum of $75,000 in compensation for the time and transactional fees and expenses incurred.

     (b) If, for any reason, other than the termination of this Agreement, pursuant to Section 14(a) below, or the failure of Buyer to comply with its obligations under this Agreement, EBSI shall fail or refuse to sell the Assets or to consummate the transactions described in this Agreement, when obligated to do so under this Agreement, prior to or on the Closing Date, such failure or refusal shall constitute a default by EBSI under this Agreement, and without limiting any rights of Buyer to pursue any and all available remedies for such default, EBSI shall pay to Buyer the sum of $75,000 in compensation for the time and transactional fees and expenses incurred.

     Section 14.  Termination .  This Agreement may be terminated only:
                  ---------------
     (a) By consent of both parties at any time prior to the Closing Date;
     (b) By either Buyer or EBSI if the Closing has not occurred by January 31, 1999 for a reason other than the failure of the terminating party to comply with its obligations under this Agreement.

     Termination pursuant to this Section 14 shall be effective by written notice. Upon receipt of notice of termination pursuant to this Section 14, this Agreement shall become void except as stated below and the parties shall have no liability for any such termination, except for any payment required under
Section 13. The rights to terminate set forth in this Section 14 shall not affect the right of any party to this Agreement to pursue any and all available remedies for any default under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                         NCRIC GROUP, INC.


                         By: /s/ R. Ray Pate, Jr.
                             -------------------------------
                             R. Ray Pate, Jr., President



                         EMPLOYEE BENEFIT SERVICES, INC.


                         By: /s/  L.E. Shepherd, Jr.
                             -------------------------------
                             L.E. Shepherd, Jr.


                         By: /s/ William A. Hunter, Jr.
                             -------------------------------
                             William A. Hunter, Jr.


                         By: /s/ B.S. Pillow
                             -------------------------------
                             Barry S. Pillow

                                                                EXHIBIT A

                           OPINION OF EBSI'S COUNSEL

     1. EBSI is a corporation duly organized, validly existing and in good standing under the laws of Virginia, with corporate power to own all of its assets and to carry on its business as presently conducted.

     2. EBSI is duly qualified to do business as a foreign corporation in every jurisdiction where such qualification is required for the conduct of EBSI's business as presently being conducted, except where the failure to so qualify does not materially affect EBSI.

     3. Counsel has not received any written notice from any governmental authority that EBSI is in violation of any applicable law in the conduct of its business.

     4. To counsel's knowledge, there is no action, suit, proceeding, claim or investigation pending or threatened against or affecting EBSI or its properties or business.

     5. EBSI has the authority to execute and deliver the Agreement and to perform the transactions contemplated by the Agreement. The Agreement and the instruments delivered by EBSI pursuant thereto are the legal, valid and binding obligations of EBSI, enforceable against EBSI in accordance with their terms, subject to general principles of equity and laws of bankruptcy and insolvency and similar laws relating to creditors' rights generally.

     6. The execution, delivery and performance of the Agreement by EBSI, and the consummation of the transactions contemplated by the Agreement, do not (a) breach any statute, law or regulation of any governmental authority or conflict with or result in a breach of or default under EBSI's articles of incorporation or bylaws or, to counsel's knowledge, any order, writ, injunction or decree to which EBSI is a party, or by which EBSI or its assets are bound, or (b) to counsel's knowledge, conflict with or result in a breach or default under any agreement or other instrument to which EBSI is a party, or by which EBSI or its assets are bound.

                                                              EXHIBIT B

                          OPINION OF BUYER'S COUNSEL


     (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the District of Columbia, has the power to own all of its assets and to carry on its business as presently conducted and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement.

     (b) The Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to general principles of equity and laws of bankruptcy and insolvency and similar laws relating to creditors' rights generally.

     (c) The execution, delivery and performance of the Agreement by Buyer do not breach any statute, law or regulation of any governmental authority or conflict with or result in a breach of or default under any of the provisions of Buyer's or NCRIC MSO Inc.'s articles of incorporation or bylaws or, to counsel's knowledge, any order, writ, injunction or decree or any agreement or other instrument to which Buyer or NCRIC MSO, Inc. is a party or by which they or their property is bound.

     (d) The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated therein by Buyer or NCRIC MSO, Inc. have been duly authorized by all necessary corporate action.

     (e) Buyer has obtained all regulatory approvals, if any, needed to consummate the transactions contemplated in the Agreement.